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                                                                    Exhibit 23.1


                        Consent of Independent Auditors



The Board of Directors
Maguire Properties, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-106622) on form S-8 of Maguire Properties, Inc. of our report on the consolidated balance sheet of Maguire Properties, Inc. and subsidiaries (the Company) and the combined balance sheet of Maguire Properties Predecessor (the Predecessor), as defined in note 1 to the Company's consolidated financial statements, as of December 31, 2003 and 2002, respectively, and the related consolidated statements of operations, stockholders' equity and comprehensive loss of the Company for the period from June 27, 2003 (commencement of operations) through December 31, 2003, the related combined statements of operations, and owners' deficit of the Predecessor for the period from January 1, 2003 through June 26, 2003 and the years ended December 31, 2002 and 2001, the related consolidated and combined statements of cash flows of the Company and the Predecessor for the year ended December 31, 2003, and the related combined statements of cash flows of the Predecessor for the years ended December 31, 2002 and 2001, which report appears in the December 31, 2003 annual report on form 10-K Maguire Properties, Inc.


                                                   KPMG LLP


Los Angeles, California
March 29, 2004